EXHIBIT “A”

June 16, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Klever Marketing, Inc.
Commission File No. 000-18730

We have read the statements that we understand Klever Marketing, Inc. will include in Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Respectfully submitted,

 /s/ Robison, Hill & Co.
Robison, Hill & Co.